Exhibit 99.1

Healthaxis Announces Fourth Quarter and Full Year 2007 Operating Results

IRVING, Texas--(BUSINESS WIRE)--Healthaxis Inc. (NASDAQ: HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three months ending December 31, 2007 and for the full year.

Fourth Quarter 2007 Financial Highlights

  2007 fourth quarter revenues were $4.0 million compared to $4.3 million in the fourth quarter of 2006. Revenue from BPO services declined primarily due to the previously disclosed loss of a customer acquired by a larger organization, combined with the impact of fewer lives on our systems from some existing customers which resulted in fewer healthcare claims to process, and a continuing shift in the healthcare industry from paper claims to a higher volume of electronic claims. Revenues from license and transaction fees were relatively unchanged from the prior year period and professional services revenue increased due to ongoing support for recently implemented customers.
  The Company reported a 2007 fourth quarter net loss of $200,000 ($0.02 per share) compared to a net loss in the fourth quarter of 2006 of $115,000 ($0.01 per share). The margin decline from the lower revenue base was mostly offset by cost reductions achieved during 2007. Operating expenses for the fourth quarter of 2007 were lower due to operational improvements and cost control in areas such as variable labor, salaries and benefits, telecommunications and other costs. These improvements were somewhat obscured by reduced capitalization of $128,000 for customer implementations and software development costs in the fourth quarter of 2007 compared to the same period of the prior year. Depreciation and amortization expense was $288,000 and $272,000 for the quarters ended December 31, 2007 and 2006, respectively. Non-cash equity compensation expense was $55,000 and $28,000 for the quarters ended December 31, 2007 and 2006, respectively.
  Cash generated by operating activities was $365,000 in the fourth quarter of 2007.

Full Year 2007 Financial Highlights

  Revenues for 2007 were $16.0 million, four percent lower than the $16.7 million reported for 2006. Application Service Provider (“ASP”) license fees increased due to a slight increase in the overall number of customer lives covered on our systems. BPO services revenue and transaction fee revenue declined primarily due to the loss of the previously mentioned customer, a decrease in lives from some existing customers who also use our BPO services which resulted in fewer healthcare claims, and a continuing shift in the healthcare industry from paper claims to a higher volume of electronic claims. Professional services revenue increased due to ongoing support for recently implemented customers.
  The operating loss for 2007 was $860,000 as compared to the $763,000 operating loss in 2006. The annual margin decline from the lower revenue base was also mostly offset by cost reductions achieved during 2007. Certain operating expenses for the 2007 period were reduced by more than $1 million due to operational improvements and cost control in variable labor, salaries and benefits, telecommunications and other costs. These improvements were obscured by reduced capitalization of $688,000 for customer implementations and software development costs. Depreciation and amortization expense was $1.1 million for each of the annual periods. Non-cash equity compensation expense was $301,000 and $90,000 for the years ended December 31, 2007 and 2006, respectively.
  The net loss attributable to common shareholders for 2007 was $1.0 million ($0.12 per share) compared to a loss of $526,000 ($0.07 per share) for 2006. The increased net loss reflects the impact of the 2006 reversal of a $324,000 contingent tax liability following the expiration of its statute of limitations.

Review and Outlook

Commenting on the Company's fourth quarter and full year results, President and Chief Executive Officer, John M. Carradine, said, “The year ended on a positive note for the company. Our revenues increased from the third quarter and we recovered profitability lost to lower revenues from earlier in the year. Because of our ASP model with monthly recurring revenue streams, we place equal if not greater emphasis on sequential quarterly improvement as we do improvement over the prior year. In the fourth quarter, we reduced our operating loss by more than $100,000. Perhaps more importantly, we generated positive cash flow from operations of $365,000 in the fourth quarter of 2007. We continue successfully reducing our costs but we must grow our revenue base to achieve consistent profitability. In December, we branched outside the healthcare market and found that we could add value to a growing accounts payable outsourcing company using the same BPO services we have provided healthcare payers for decades. We continue to pursue healthcare payer customers and added another third party administrator as a customer in January of this year. We are encouraged by the growth of the customers we have added over the past two years and we are targeting entrepreneurial companies that we believe have above average prospects for growth. We are also staying close to our long-term customers and pursuing opportunities to provide more services and value to them to help them control medical costs and better service their customers. During 2008 we will work through the possibilities before us and set the direction for the future.”

About Healthaxis Inc.

Healthaxis (NASDAQ: HAXS) is an innovative provider of healthcare payer solutions. By combining technology and services Healthaxis can deliver value to payers and their customers. The company offers fully integrated business process outsourcing and claims administration systems that incorporate advanced technology solutions. Healthaxis' technology is time tested, scalable and offered on an ASP basis. With its Best Shore capability, Healthaxis can offer competitive, high quality BPO services in four locations – Dallas, Texas; Castle Dale, Utah; Montego Bay, Jamaica and Jaipur, India. The Smart Front End® enables payers the ultimate flexibility in network re-pricing and delivering to their legacy system a fully edited, clean, pre-priced claim to ensure the highest levels of auto adjudication. Healthaxis’ claims administration systems solutions provide an end to end cost competitive solution for all sizes of payers: enrollment, data capture, administration, claims, customer service, print distribution and web services. For information on Healthaxis products and services, call (800) 519-0679 or visit the website at www.healthaxis.com.

Forward-looking statements:

Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

Healthaxis Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues	$3,958	$4,288	$16,025	$16,674
Expenses:
Cost of revenues	3,248	3,534	13,497	13,826
Sales and marketing	218	276	894	1,252
General and administrative	654	559	2,494	2,359
Total operating expenses	4,120	4,369	16,885	17,437
Operating loss	(162)	(81)	(860)	(763)
Interest and other income (expense), net	(35)	(34)	(133)	(87)
Income tax (provision) benefit	(3)	-	(12)	324
Net loss	$(200)	$(115)	$(1,005)	$(526)

Net loss per share of common stock (basic and diluted)	$(0.02)	$(0.01)	$(0.12)	$(0.07)

Weighted average common shares used in computing net loss per share (basic and diluted)	8,310,253	8,159,183	8,253,765	7,030,153

Healthaxis Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data) (Unaudited)

	Dec. 31,	Dec. 31,
	2007	2006
Assets
Cash and cash equivalents	$2,621	$3,362
Accounts receivable, net	2,630	2,943
Other current assets	510	544
Current assets	5,761	6,849
Property, equipment and software, net	1,361	1,550
Goodwill	11,276	11,276
Other assets	1,294	1,643
Total assets	$19,692	$21,318
Liabilities and stockholders' equity
Current liabilities	$3,775	$5,294
Long-term debt	1,192	454
Other long-term liabilities	1,173	1,248
Stockholders' equity	13,552	14,322
Total liabilities and stockholders' equity	$19,692	$21,318

Healthaxis Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (In thousands, except share and per share data) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net cash provided by (used in) operating activities	$365	$236	$(79)	$(31)
Net cash used in investing activities	(138)	(308)	(813)	(1,803)
Net cash provided by financing activities	38	161	151	467
Increase (decrease) in cash and cash equivalents	265	89	(741)	(1,367)
Cash and cash equivalents, beginning of period	2,356	3,273	3,362	4,729
Cash and cash equivalents, end of period	$2,621	$3,362	$2,621	$3,362

CONTACT:
Healthaxis Inc.
Ron Herbert, CFO, 972-443-5000
rherbert@healthaxis.com